AMENDMENT TO DISTRIBUTION AGREEMENT

THIS AMENDMENT  is made as of February 24, 2015 (the "Effective  Date") between WesMark  Funds  (the  "Trust"),  a  Massachusetts  business  trust,  and  ALPS  Distributors,  Inc. ("ALPS"), a Colorado corporation.

WHEREAS,  the  Trust  and  ALPS  have  entered  into  a  Distribution  Agreement  dated November 1, 2011, as amended (the "Agreement"); and
WHEREAS, the Trust and ALPS wish to modify the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	As of the Effective Date, Section 23 (Notices) of the Agreement is replaced in its entirety with the following:

23.       Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Trust:

WesMark Funds
One Bank Plaza, Fifth Floor
Wheeling, WV 26003
Attn: David Ellwood
Fax:  (304) 234-9476

With a copy to:

Perkins Coie LLP
700 Thirteenth Street,
N.W. Suite 600
Washington, D.C. 20005-3960
Attn: Todd Zerega
Fax: (202) 654-9941

2.	All other provisions of the Agreement shall remain unchanged.

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IN WTINESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

WESMARK FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/David B. Ellwood	By:	/s/Jeremy O. May
Name:	David B. Ellwood	Name:	Jeremy O. May
Title:	President	Title:	President